                                                                  Exhibit 10.12

                              CLIENT SERVICES AGREEMENT

TELETECH: TELETECH CUSTOMER CARE MANAGEMENT
          (TELECOMMUNICATIONS), INC. ("TELETECH")

CLIENT:   GTE CARD SERVICES INCORPORATED D/B/A GTE SOLUTIONS ("GTE")

DATE:     MAY 1, 1997

                                  SECTION I
                                  SERVICES

1. GENERALLY. By this Client Services Agreement ("Agreement") and each applicable Task Order which is entered into pursuant to this Agreement (the applicable "Task Order"), GTE retains TeleTech to provide the services ("Services") set forth in the applicable Task Order. References to "this Agreement," "herein," "hereunder" or comparable language shall be deemed to constitute references to this Client Services Agreement including any applicable Task Order.

2. ADDITIONAL SERVICES. During the performance of the Services, GTE may request TeleTech to perform services which are not described in the applicable Task Order ("Additional Services"). In such event, TeleTech and GTE will set forth in writing the scope of the Additional Services that will be provided to GTE and, to the extent that the fees for the Additional Services are not already provided for in the applicable Task Order, the parties will negotiate in good faith the fees for any such Additional Services. Any Additional Services shall be governed by the terms and conditions of the applicable Task Order and this Agreement. Where it is reasonable to do so, the term "Services" shall include the term "Additional Services."

                                  SECTION II
                                 PAYMENT TERMS

3. AMOUNT OF COMPENSATION. Except as otherwise provided herein, the amounts payable by GTE to TeleTech for the Services provided under this Agreement are set forth in the applicable Task Order.

4. INVOICES. The procedures for invoicing and payment of invoices are set forth below:

          a.   FREQUENCY OF INVOICING.   TeleTech will invoice GTE monthly in
advance for a reasonable estimate of the Services and other charges to be incurred by GTE in the month at issue.


          b.  FORM OF INVOICES.   The invoices will identify by description and
dollar amount the Services and other charges for which GTE is being invoiced.

          c.  WHEN INVOICES ARE PAYABLE.   GTE will pay the undisputed amounts
set forth on the invoices within 30 calendar days after receipt of each invoice. Any amount not paid when due (including but not limited to any disputed amount which GTE shall ultimately be required to pay) will bear interest until paid at the rate equal to the lesser of (I) 1.0% per month, or (ii) the maximum rate allowable by law. GTE shall not unreasonably dispute any amount set forth on an invoice.

          d. METHOD OF PAYING INVOICES. All such payments will be made by a wire transfer to Wells Fargo Bank, Account #***-***-***, TeleTech Customer Care Management (Telecommunications), Inc. c/o TeleTech Telecommunications, Inc., ABA #121-000-248.

          e. RECONCILIATION OF ADVANCE BILLINGS WITH ACTUAL CHARGES. Within 30 days after the end of each month at issue, TeleTech will reconcile the actual billings for such month with the amount billed in advance for such month to determine if there has been an over-billing or an under-billing related to that month. If there has been an under-billing, TeleTech shall include such under-billing as a charge on the next practicable invoice. If there has been an over-billing, TeleTech shall give a credit on the next practicable invoice.

          f.   FAILURE TO INVOICE AMOUNTS.   In the event that TeleTech fails to
invoice for any charge allowed hereunder, it may invoice such amount on a later invoice. In no event, however, shall TeleTech have the right to invoice such amount later than 120 days after the invoice on which it should have been invoiced, except for telecom charges, if any, which may be invoiced up to one year after the invoice on which they should have been invoiced (if the telecom provider has the right to invoice for such amount at the applicable time).

          g. NOTICE OF DISPUTED CHARGES. Unless GTE provides TeleTech with notice in writing of a dispute regarding invoicing within 120 days after the date of the invoice on which the invoicing appears, the invoicing shall be deemed approved by GTE and the right to dispute any amounts invoiced shall be deemed waived.

          h.   AUDIT RIGHTS.   Upon written notice to TeleTech, GTE or its
authorized representative shall have the right to commence an audit at GTE's expense. The scope of the audit shall be reasonable and limited to compliance with the following: billing (Client Services Agreement, Section II), restriction on transferring employees to other TeleTech call center (Client Services Agreement, para. 46), performance (Task

      *CONFIDENTIAL TREATMENT REQUESTED -- MATERIAL OMITTED HAS BEEN FILED
            SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Order, para. 14), security (Task Order para. 3(m)), disaster recovery (Task Order, para. 3(n)), quality (Task Order, para. 3(o)), processes and procedures (Task Order, para. 3(p)), billings to GTE for Agents, including but limited to payroll records (Task Order, para. 8), billings for Other Services (Task Order, para. 9), billings for Additional Personnel, including but not limited to time records (Task Order, para. 10), incentives for agents (Task Order, para. 8(h)), training (Task Order, para. 3(g)) and any other provisions of any applicable Task Order which provide additional audit rights. GTE shall not be allowed to generally audit TeleTech's internal accounting, financial or other internal proprietary matters. Any notice of an audit shall specify the specific issues to be audited. Within 30 days of such notice, the parties will determine the location and date of the audit and specific information and issues to be audited. No more than one audit may be conducted in any 12 month period. Audits will be conducted during normal business hours, and GTE shall be entitled to review reasonable records relevant to the issues of the audit. The audit shall be completed within 60 days of its commencement.

5. TAXES. If any governmental entity assesses, imposes, levies or charges any taxes or fees with respect to any Services (including but not limited to gross receipts taxes, sales or use taxes or value-added taxes) or any other matter related to this Agreement (collectively, "Taxes"), the Taxes will be the sole responsibility of GTE. If any such Taxes are paid by TeleTech, GTE will be invoiced for the same as provided in this Agreement; provided, however, that GTE will not be responsible for: a) any net income taxes imposed on TeleTech, b) any gross receipts taxes on revenue of TeleTech, c) real or personal property taxes on assets owned or leased by TeleTech, d) any franchise tax imposed on TeleTech for doing business in any state or locality; or any employment related taxes due with respect to TeleTech's employees.

     Each party shall be responsible for the withholding and/or payment, as applicable and required by law, of all federal, state, and local tax related to its employees. Further, each party shall comply with all federal and state benefits laws applicable to its employees, if any, including making deductions and contributions for social security and unemployment tax. Each party agrees to indemnify and hold harmless the other against any and all sums that are due and owing for withholding FICA, unemployment or other federal, state or local taxes related to its employees.

                                 SECTION III
                                    TERM

6. TERM OF THIS AGREEMENT. Unless earlier terminated pursuant to the provisions of this Agreement, the Term of this Agreement shall extend to the termination date of the last applicable Task Order.

                                  SECTION IV

                              OPTIONS TO EXTEND

7. OPTIONS TO EXTEND. GTE is hereby granted 2 consecutive options of 1 year each to extend the Initial Term of each applicable Task Order (collectively, the "Options to Extend").

8. FIRST YEAR OPTION. The first Option to Extend the Initial Term of an applicable Task Order by 1 year (the "First Year Option") may be exercised by GTE by giving written notice to TeleTech prior to 120 days before its expiration.

9. SECOND YEAR OPTION. The second Option to Extend the Initial Term of an applicable Task Order for a second year (the "Second Year Option") may be exercised by GTE by giving written notice to TeleTech prior to 120 days before the expiration of the First Year Option.

                                  SECTION V
                TELETECH'S REPRESENTATIONS AND/OR  OBLIGATIONS

10. COMPLIANCE WITH LAW. TeleTech will perform its obligations under this Agreement in compliance with all applicable federal, state, and local laws, ordinances, and regulations.

11. INFRINGEMENT. TeleTech warrants and represents that the software and hardware (including any documentation and training) that it will provide related to the Services will not violate, infringe upon or misappropriate any patent, copyright, trade secret or other intellectual property rights (collectively "Intellectual Property Rights") of any other person or entity. TeleTech hereby agrees to defend and indemnify and hold GTE harmless from and against any loss, cost, liability and expense (including reasonable attorneys' fees) arising out of any breach of this warranty and representation.

     Notwithstanding anything to the contrary contained in this Agreement (including, but not limited to, Section XI, Indemnification and Insurance), the provisions of this Section shall govern the rights of GTE and its affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives to indemnification for claims of infringement, misappropriation or violation of Intellectual Property Rights. However, the procedures set forth in Section XI, Indemnification and Insurance shall apply in the case of any claims of infringement, misappropriation or violation of Intellectual Property Rights for which indemnification will be sought.

12. ACCURACY OF INFORMATION. TeleTech agrees that, when it provides or is required to provide information related to this Agreement, such information will be timely and materially complete and accurate. GTE will not be liable for any delays, cost increases or other consequences resulting from TeleTech's failure to provide timely, complete and accurate information. Notwithstanding any other remedy available hereunder:

          a. Any deadline adversely affected by TeleTech's failure to provide timely, complete and accurate information shall be automatically extended by an amount of time reasonably required to compensate for such delay; and

          b. Although a deadline is extended per paragraph 12(a), TeleTech shall reimburse GTE for any reasonable costs or expenses incurred by GTE as a result of TeleTech's failure to provide timely, complete and accurate information. If GTE claims that it has incurred any such additional costs or expenses, it shall give TeleTech written notice thereof. TeleTech will thereafter have 5 days to accept or reject those costs or expenses in writing. In the event that TeleTech does not reject those costs or expenses within that 5 day period, the costs or expenses will be deemed approved as claimed by GTE.

13. COMPLIANCE WITH OBLIGATIONS. TeleTech agrees that it will comply with its obligations under this Agreement on a timely basis. GTE will not be liable for any delays, cost increases or other consequences resulting from TeleTech's wrongful or breaching acts or omissions or caused by the negligence or wilful misconduct of TeleTech. Any deadline adversely affected by TeleTech's wrongful or breaching acts or omissions or caused by the negligence or wilful misconduct of TeleTech shall be automatically extended by an amount of time reasonably required to compensate for such delay. In addition, TeleTech shall reimburse GTE for any reasonable costs or expenses incurred by GTE as a result of TeleTech's wrongful or breaching acts or omissions or caused by the negligence or wilful misconduct of TeleTech.

14. OPERATION OF CUSTOMER SOLUTION CENTER. TeleTech will operate the Customer Solution Center in accordance with this Agreement and the applicable Task Order.

15.  CONVEYANCE OF PROPERTY.    Except as otherwise provided in this Agreement
     or the applicable Task Order or as otherwise agreed by the parties, property conveyed by TeleTech to GTE shall be clear and free from all encumbrances, including but not limited to claims, charges, security interests and other liens.

16. PERMITS. Unless otherwise specifically provided for in this Agreement, TeleTech shall obtain and maintain in full force and effect, at its expense, any permits, licenses, consents, approvals and authorizations ("Permits") necessary for the performance of its obligations hereunder. Upon reasonable notice by GTE, TeleTech shall submit to GTE evidence of any Permits required by this paragraph.

17.  MAINTENANCE OF CUSTOMER SOLUTION CENTER.   To the extent that TeleTech is
     required to maintain any Customer Solution Center, TeleTech shall maintain such Customer Solution Center in good repair.

                                  SECTION VI
                  GTE'S REPRESENTATIONS AND/OR OBLIGATIONS

18. COMPLIANCE WITH LAW. GTE will perform its obligations under this Agreement in compliance with all applicable federal, state and local laws, ordinances, and regulations.

19. INFRINGEMENT. GTE warrants and represents that the software and hardware (including any documentation and training) that it will provide related to the Services will not violate infringe upon or misappropriate any Intellectual Property Rights of any other person or entity. GTE hereby agrees to defend and indemnify and hold TeleTech harmless from and against any loss, cost, liability and expense (including reasonable attorneys' fees) arising out of any breach of this warranty and representation.

     Notwithstanding anything to the contrary contained in this Agreement (including, but not limited to, Section XI, Indemnification and Insurance), the provisions of this Section (a) shall govern the rights of TeleTech and its affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives to indemnification for claims of infringement, misappropriation or violation of Intellectual Property Rights. However, the procedures set forth in Section XI, Indemnification and Insurance shall apply in the case of any claims of infringement, misappropriation or violation of Intellectual Property Rights for which indemnification will be sought.

20. ACCURACY OF INFORMATION. GTE agrees that, when it provides or is required to provide information related to this Agreement, such information will be timely and materially complete and accurate. TeleTech will not be liable for any delays, cost increases or other consequences resulting from GTE's failure to provide timely, complete and accurate information. Notwithstanding any other remedy available hereunder:

          a. Any deadline adversely affected by GTE's failure to provide timely, complete and accurate information shall be automatically extended by an amount of time reasonably required to compensate for such delay; and

          b. Although a deadline is extended per paragraph 20(a), GTE will reimburse TeleTech for any reasonable costs or expenses incurred by TeleTech as a result of GTE's failure to provide timely, complete and accurate information. If TeleTech claims that it has incurred any such additional costs or expenses, it shall give GTE written notice thereof. GTE will thereafter have 5 days to accept or reject those costs or expenses in writing. In the event that GTE does not reject those costs or expenses within that 5 day period, the costs or expenses will be deemed approved as claimed by TeleTech.

21. COMPLIANCE WITH OBLIGATIONS. GTE agrees that it will comply with its obligations under this Agreement on a timely basis. TeleTech will not be liable for any delays, cost increases or other consequences resulting from GTE's wrongful or breaching acts or omissions or caused by the negligence or wilful misconduct of GTE. Any deadline adversely affected by GTE's wrongful or breaching acts or omissions or caused by the negligence or wilful misconduct of GTE shall be automatically extended by an amount of time reasonably required to compensate for such delay. In addition, GTE shall reimburse TeleTech for any reasonable costs or expenses incurred by TeleTech as a result of GTE's wrongful or breaching acts or omissions or caused by the negligence or wilful misconduct of GTE.

22. INFORMATION, LITERATURE AND OTHER MATERIALS RELATED TO GTE'S PRODUCTS. GTE will provide to TeleTech all information, sales and product literature (including updates and/or modifications) and other materials related to GTE's products which are necessary for TeleTech to provide the Services required by this Agreement. TeleTech shall have the right to copy all such information, sales and product literature and other materials for purposes of providing such Services under the applicable Task Order.

23. PRODUCT SAMPLES. If applicable, GTE will provide to TeleTech sufficient product samples necessary for TeleTech and its employees to become familiar with any applicable product and its use.

24.  CONVEYANCE OF PROPERTY.    Except as otherwise provided in this Agreement
     or the applicable Task Order or as otherwise agreed by the parties, property conveyed by GTE to TeleTech shall be clear and free from all encumbrances, including but not limited to claims, charges, security interests and other liens.

25. PERMITS. Unless otherwise specifically provided for in this Agreement, GTE shall obtain and maintain in full force and effect, at its expense, any permits, licenses, consents, approvals and authorizations ("Permits") necessary for the performance of its obligations hereunder. Upon reasonable notice by TeleTech, GTE shall submit to TeleTech evidence of any Permits required by this paragraph.

26. MAINTENANCE OF CUSTOMER SOLUTION CENTER. To the extent that GTE is required to maintain any component of any Customer Solution Center, GTE shall maintain such Customer Solution Center in good repair.

                                 SECTION VII
                     INDEPENDENT CONTRACTOR RELATIONSHIP

27.  INDEPENDENT CONTRACTOR RELATIONSHIP.   Unless otherwise agreed to in this
     Agreement, in providing any Services, TeleTech is acting solely as an independent contractor. Persons employed by a party shall be under the sole and exclusive direction and control of such party and shall not be considered employees of the other party for any purpose. Each party shall be responsible for compliance with all laws, rules and regulations involving its respective employees or agents, including, but not limited to, employment of labor, hours of labor, health and safety, working conditions and payment of wages. Nothing contained in this Agreement is intended to give rise to a partnership, joint venture or fiduciary relationship between the parties or to impose upon the parties any of the duties or responsibilities of partners, joint venturers or fiduciaries.

                                 SECTION VIII
                            CENTER BUY-OUT OPTION
                  (TELETECH OWNED CUSTOMER SOLUTION CENTER)

28.  CENTER BUY-OUT OPTION.   If and only if  the applicable Task Order
     specifically provides GTE with the right to do so, GTE shall have the option to terminate this Agreement before its expiration without constituting a breach, by exercising the Center Buy-out Option described in EXHIBIT A attached hereto.

                                   SECTION IX
              FACILITIES MANAGEMENT CONTRACT TERMINATION OPTION
                     (GTE OWNED CUSTOMER SOLUTION CENTER)

29.  FACILITIES MANAGEMENT CONTRACT TERMINATION OPTION.   If and only if the
     applicable Task Order specifically provides GTE with the right to do so, GTE shall have the option to terminate this Agreement before its expiration without constituting a breach, by exercising the Facilities Management Termination Option which will ultimately be attached hereto as EXHIBIT B ("FMC Termination Option"). Exhibit B will be negotiated, agreed to and attached to this Agreement at such time as the parties negotiate the first Customer Solution Center as a Facilities Management Contract.

                                  SECTION X
                                   DEFAULT

30. EVENTS OF DEFAULT. Subject to any applicable notice and cure provisions, the following are "Events of Default" under the applicable Task Order:

          a. FAILURE TO PAY AMOUNTS WHEN DUE. Subject to the notice and cure provisions provided in this paragraph, GTE's failure to pay amounts when due under the terms and conditions of this Agreement shall constitute an Event of Default. Notwithstanding anything provided in this Agreement, however, the fact that GTE withholds payment of an amount because of a billing dispute regarding an invoiced amount (as opposed to withholding amounts for offset of alleged damages, other alleged liabilities or for any other reason) ("Billing Dispute")
in good faith shall not constitute an Event of Default.   To constitute a good
faith withholding for a Billing Dispute, the amount withheld must be withheld in good faith as to both subject matter and amount. To the contrary, if GTE withholds an amount for a Billing Dispute in bad faith (as to subject matter or amount), TeleTech shall have the right to seek any remedy available under this Agreement or the law or equity.

          In the event that GTE fails to make any payment which constitutes an Event of Default, TeleTech shall give GTE written notice thereof. GTE shall, then, have 30 days to cure such breach.

          b. FAILURE OF TELETECH TO MEET PERFORMANCE STANDARDS. The default provisions with respect to the performance standards governing any applicable Task Order shall be contained in the performance standard provisions of that Task Order.

          c. FAILURE OF A PARTY TO PERFORM ITS OTHER OBLIGATIONS. Subject to the notice and cure provisions provided herein, a party's failure to substantially perform any other material obligation under the applicable Task Order shall constitute an Event of Default. In the event that a party has materially and substantially failed to perform any of its other obligations under the applicable Task Order, the non-defaulting party shall give the defaulting party written notice thereof. The defaulting party shall then have 30 days to cure such default; provided that, if such default cannot practicably be cured within such 30 day period and is susceptible to a cure, then the defaulting party will not be considered in default if it commences to cure within the initial 30 day period and in good faith diligently and continuously proceeds to cure the default. In no event, however, shall the cure period extend beyond a total of 45 days, unless otherwise agreed in writing by the parties.

          d. BANKRUPTCY AND SIMILAR PROCEEDINGS. The following shall constitute Events of Default:

               i. The commencement of any involuntary proceeding in bankruptcy or insolvency under federal or state law or the appointment of a receiver or an assignee for the benefit of creditors for a substantial portion of a party's assets which is not dismissed or terminated within 90 days after its initiation; or

                ii. The commencement of any voluntary proceeding in bankruptcy or insolvency under federal or state law.

31. TERMINATION OF PERFORMANCE. Except as otherwise provided herein, in the event of any uncured Event of Default, the non-defaulting party may, without waiving any other rights or remedies, terminate this Agreement. Notwithstanding the foregoing, an uncured Event of Default shall not give the non-defaulting party the right to terminate a Task Order unless such Event of Default has a material effect on either: a) the defaulting party's performance under the particular Task Order at issue; or b) the benefits to the non-defaulting party under the particular Task Order at issue.

32. TRANSITION SERVICES IN THE EVENT OF TERMINATION BECAUSE OF DEFAULT. In the event that a party gives notice of termination under the applicable Task Order because of the default of the other party and provided that GTE complies with the advance payment provisions set forth in this Paragraph, TeleTech shall be required (in the event of a written request by GTE) to perform reasonable transition services for GTE for a period not to exceed 120 days after notice of termination. As a condition precedent to TeleTech's obligation to perform any such transition services, GTE must pay, in advance to TeleTech by wire transfer, an amount equal to the average monthly billings by TeleTech to GTE for the six month period immediately before the termination no later than the first day of each month during the transition period. If GTE fails to make any advance payment required by this Paragraph, TeleTech shall have no obligation to perform any such transition services and may stop the same immediately. Within 30 days after the end of each month during the transition period, TeleTech will reconcile the actual billings for the month at issue with the amounts advanced for the month at issue to determine if there has been an over-payment or an under-payment by GTE related to that month. If there has been an under-payment, GTE shall
     immediately pay to TeleTech the amount of the under-payment.    If there
     has been an over-payment, TeleTech, at its option, shall immediately do one of the following: a) credit GTE the amount of the over-payment against the estimated amount due from GTE for the next month of the transition period; or b) refund such over-payment to GTE. GTE shall be entitled to a reasonable final audit of the billings for the transition services and of the reconciliation of such billings against any advance payments.

33. CUMULATIVE REMEDIES. Except as otherwise provided in this Agreement, upon the occurrence of an Event of Default, the non-defaulting party may seek all remedies at law, equity or statute, and such remedies will be cumulative.

                                  SECTION XI
                        INDEMNIFICATION AND INSURANCE

34.  INDEMNIFICATION BY TELETECH.

          a. TeleTech shall defend, indemnify and hold harmless GTE and its affiliates, officers, agents and employees from all claims, suits, actions, demands, damages, liabilities, expenses (including but not limited to reasonable attorneys fees and costs), judgments, settlements and penalties of every kind related to TeleTech's (either directly or through its officers, agents, subcontractors or representatives) acts or omissions, breach of this Agreement or the matters referred to in Subparagraph (b) below. The obligations in this Paragraph 34 are in addition to TeleTech's duty to provide insurance and shall not be limited by any limitation on the amount or type of damages, compensation, or benefits payable by TeleTech under the Worker's Compensation Acts, Longshoremen and Harborworker's Act, Disability Benefits Acts, or any other employee benefit act.

          b. Without limitation of (a) above, TeleTech shall, to the fullest extent permitted by law, defend, indemnify and hold harmless GTE, its affiliates, officers, agents and employees, from all claims, suits, actions, demands, damages, liabilities, expenses (including but not limited to reasonable attorneys fees and costs), judgments, settlements and penalties of every kind arising from or related to the following matters:

               i) TeleTech's failure to comply with all federal, state or local laws, rules or regulations applicable to employees;

               ii) TeleTech's failure to comply with the terms of Section XIII, Confidential Information;

               iii) TeleTech's failure to pay all fees and royalties for the use of patented articles, software or methods in connection with its obligations under this Agreement;

               iv) TeleTech's failure to obtain or maintain the Permits referred to in Section V, Permits; and

               iv) Contributions to any multiemployer pension plans affecting TeleTech's employees.

          c. GTE shall promptly notify TeleTech in writing of any suits, claims or demands covered by any indemnity required by this paragraph 34. Failure to provide such notice shall not relieve TeleTech of its obligations under this paragraph 34 except to the extent that TeleTech is prejudiced by the failure to give prompt notice. Promptly after receipt of such notice, TeleTech shall assume the defense of and reasonably defend any such claim with counsel of TeleTech's choice which is reasonably satisfactory to GTE. Notwithstanding the above, if GTE in its sole discretion so elects, GTE may also participate in the defense of such claims by employing counsel at its expense, without waiving TeleTech's obligations to indemnify or defend. TeleTech shall not settle or compromise or consent to the entry of judgment of any such suit, claim or demand (with one or more prosecuting parties) without the prior written consent of GTE which shall not be unreasonably withheld.

35.  INDEMNIFICATION BY GTE.

          a. GTE shall defend, indemnify and hold harmless TeleTech and its affiliates, officers, agents and employees from all claims, suits, actions, demands, damages, liabilities, expenses (including not limited to reasonable attorneys fees and costs), judgments, settlements and penalties of every kind related to GTE's (either directly or through its officers, agents, subcontractors or representatives) acts or omissions, breach of this Agreement or the matters referred to in Subparagraph (b) below. The obligations in this Paragraph 35 are in addition to GTE's duty to provide insurance and shall not be limited by any limitation on the amount or type of damages, compensation, or benefits payable by GTE under the Worker's Compensation Acts, Longshoremen and Harborworker's Act, Disability Benefits Acts, or any other employee benefit act.

          b. Without limitation of (a) above, GTE shall, to the fullest extent permitted by law, defend, indemnify and hold harmless TeleTech, its affiliates, officers, agents and employees, from all claims, suits, actions, demands, damages, liabilities, expenses (including but not limited to reasonable attorneys fees and costs), judgments, settlements and penalties of every kind arising from or related to the following matters:

               i) GTE's failure to comply with all federal, state or local laws, rules or regulations applicable to employees;

               ii) GTE's failure to comply with the terms of Section XIII, Confidential Information;

               iii) GTE's failure to pay all fees and royalties for the use of patented articles, software or methods in connection with its obligations under this Agreement;

               iv) GTE's failure to obtain or maintain the Permits referred to in Section VI, Permits; and

               iv) Contributions to any multiemployer pension plans affecting GTE's employees.

          c. TeleTech shall promptly notify GTE in writing of any suits, claims or demands covered by any indemnity required by this paragraph 35. Failure to provide such notice shall not relieve GTE of its obligations under this paragraph 35 except to the extent that TeleTech is prejudiced by the failure to give prompt notice. Promptly after receipt of such notice, GTE shall assume the defense of and reasonably defend any such claim with counsel of GTE's choice which is reasonably satisfactory to TeleTech. Notwithstanding the above, if TeleTech in its sole discretion so elects, TeleTech may also participate in the defense of such claims by employing counsel at its expense, without waiving GTE's obligations to indemnify or defend. GTE shall not settle or compromise or consent to the entry of judgment of any such suit, claim or demand (with one or more prosecuting parties) without the prior written consent of TeleTech which shall not be unreasonably withheld.

36. INSURANCE PROVIDED BY TELETECH. Prior to the commencement of the Services to be performed under any applicable Task Order and throughout the term of this Agreement, TeleTech shall procure and maintain the following insurance naming GTE as an additional insured. All such policies shall be issued by reputable and financially sound insurance companies reasonably acceptable to GTE and shall provide that no amendment or cancellation shall be effective unless GTE receives 30 days prior written notice.

          a. COMPREHENSIVE LIABILITY INSURANCE. TeleTech shall maintain a policy of "general," "public" or "commercial" comprehensive liability insurance with policy limits of not less than $1,000,000 per occurrence for bodily injury and death and $1,000,000 for each occurrence for damage to property;

          b.  AUTOMOBILE LIABILITY.   TeleTech shall obtain a policy of
"general", "public" or "commercial" automobile liability insurance with policy limits of not less than $1,000,000 per occurrence for bodily injury and death and $1,000,000 for each occurrence for damage to property;

          c.  WORKERS' COMPENSATION INSURANCE.   To the full extent applicable.
TeleTech shall at all times maintain adequate insurance to comply with all applicable workers' compensation, occupational disease and occupational health and safety laws, statutes and regulations in each state where the Services are to be performed.

          d.   FIRE AND CASUALTY INSURANCE.   TeleTech shall at all times
maintain commercially reasonable fire and casualty insurance related to each Customer Solution Center.

     The use of umbrella or excess liability insurance to achieve the above required liability limits shall be permitted, provided that such coverage results in the same types and amounts of coverage that are required hereunder. All premiums for the coverage required by this paragraph shall be the responsibility of TeleTech. At the request of GTE, TeleTech shall furnish to GTE prior to performing Services, certificates evidencing that such policies are in full force and effect. Each certificate so furnished shall acknowledge that GTE is named as an additional insured under the applicable policies and shall set forth on its face the applicable limits of liability. The failure of TeleTech to furnish any such certificate shall not diminish or otherwise affect its obligation to procure and maintain any policies of insurance contemplated by this paragraph.

     TeleTech hereby waives on behalf of itself and its insurance companies any rights of subrogation against GTE for personal injury, death and/or property damage; and to the extent possible, TeleTech shall obtain written waivers of subrogation from its insurance carriers with respect to such personal injury, death and/or property damage.

37. INSURANCE PROVIDED BY GTE. Prior to the commencement of the Services to be performed under any applicable Task Order and throughout the term of this Agreement, GTE shall procure and maintain the following insurance naming TeleTech as an additional insured. All such policies shall be issued by reputable and financially sound insurance companies reasonably acceptable to TeleTech and shall provide that no amendment or cancellation shall be effective unless TeleTech receives 30 days prior written notice.

          a. COMPREHENSIVE LIABILITY INSURANCE. GTE shall maintain a policy of "general," "public" or "commercial" comprehensive liability insurance with policy limits of not less than $1,000,000 per occurrence for bodily injury and death and $1,000,000 for each occurrence for damage to property;

          b.  AUTOMOBILE LIABILITY.   GTE shall obtain a policy of "general",
"public" or "commercial" automobile liability insurance with policy limits of not less than $1,000,000 per occurrence for bodily injury and death and $1,000,000 for each occurrence for damage to property;

          c.  WORKERS' COMPENSATION INSURANCE.     To the full extent
applicable, GTE shall at all times maintain adequate insurance to comply with all applicable workers' compensation, occupational disease and occupational health and safety laws, statutes and regulations in each state where the Services are to be performed.

          d.   FIRE AND CASUALTY INSURANCE.   GTE shall at all times maintain
commercially reasonable fire and casualty insurance related to any Customer Solution Center.

          The use of umbrella or excess liability insurance to achieve the above required liability limits shall be permitted, provided that such coverage results in the same types and amounts of coverage that are required hereunder. All premiums for the coverage required by this paragraph shall be the responsibility of GTE. At the request of TeleTech, GTE shall furnish to TeleTech prior to performing Services, certificates evidencing that such policies are in full force and effect. Each certificate so furnished shall acknowledge that TeleTech is named as an additional insured under the applicable policies and shall set forth on its face the applicable limits of liability.
The failure of GTE to furnish any such certificate shall not diminish or otherwise affect its obligation to procure and maintain any policies of insurance contemplated by this Section.

          GTE hereby waives on behalf of itself and its insurance companies any rights of subrogation against TeleTech for personal injury, death and/or property damage; and to the extent possible, GTE shall obtain written waivers of subrogation from its insurance carriers with respect to such personal injury, death and/or property damage.

                                 SECTION XII
                 OWNERSHIP AND USE OF RIGHTS - MISCELLANEOUS

38. LIMITED USE OF MARKS. Each party warrants and represents that it has the full right, title and interest in and to all trade names, trademarks, service marks, symbols and other proprietary marks ("Marks"), which it provides to the other, if any, for use related to the Services. During the term of this Agreement, the providing party grants to other party the non-exclusive right to reasonably utilize the Marks in connection with the obligations of the parties hereunder, including but not limited to, internally on banners (e.g., to identify GTE's portion of a call center, if applicable), posters (e.g., for internal promotions), in TeleTech newsletters, closed-circuit television and training. Each receiving party agrees to designate the products and services of the providing party properly and depict the providing party's Marks accurately. In order to ensure proper use, the providing party will provide to the receiving party, upon request, camera ready art, beta quality video and/or digital tiff, eps or bitmap file of the providing party's Marks, if applicable.

     The providing party agrees to indemnify and hold harmless the receiving party party and its officers, directors, employees, agents and contractors, from and against any loss, damage, cost or expense (including, without limitation, reasonable attorneys' fees) arising from any infringement or other claims made by any third party regarding receiving party's authorized use of the Marks. In the event of any unauthorized use of the Marks by receiving party, the providing party shall have the right to seek injunctive relief against receiving party in addition to any other remedies allowed hereunder.

39. OWNERSHIP OF DATA RESULTING FROM SERVICES. As between GTE and TeleTech, GTE will own exclusively all customer data collected as a direct result of the performance of the Services. TeleTech shall keep such data Confidential pursuant to Paragraph 41 of this Agreement.

40. FURTHER DOCUMENTS AND COOPERATION. Each party will execute such other documents, and provide such cooperation as the other party reasonably requests in order to give full effect to the provisions related to Ownership of Rights. In no event, however, shall the cooperating party be required to expend any funds to do so.

                                 SECTION XIII
                                CONFIDENTIALITY

41.  CONFIDENTIAL INFORMATION.   In order for a party to perform its
     respective obligations under this Agreement, it may be necessary for that party to disclose to the other party technical, customer, personnel and/or business information in written, graphic, oral or other tangible or intangible forms including, but not limited to, specifications, records, data, computer programs, drawings, schematics, know-how, notes, models, reports and samples. Such information may contain proprietary or confidential material, or material subject to applicable laws regarding secrecy of communications or trade secrets ("Confidential Information").

          a.  For this purpose, each party acknowledges and agrees:

               i. That, as between TeleTech and GTE, all Confidential Information acquired by a party from the other shall be and remain the exclusive property of the disclosing party;

               ii. To identify in writing as confidential or proprietary, or mark as confidential or proprietary, any information that a party reasonably identifies as Confidential Information;

               iii. That information that is disclosed orally shall not be considered Confidential Information unless it is reduced to writing or to a written summary that identifies the orally-disclosed topics to be considered as Confidential Information and such writing is provided to the receiving party at the time of disclosure or within 30 days thereafter;

               iv. To receive in confidence any Confidential Information; to limit access to such Confidential Information to authorized employees who have a need to know the Confidential Information in order for the receiving party to perform its obligations under this Agreement and who have been informed of the confidential and proprietary nature; not to disclose, reveal or divulge any Confidential Information or authorize any other person to do so except as specifically approved in writing by the disclosing party or as required in connection with the due and proper performance by the receiving party of its obligations under this Agreement;

               v. To use such Confidential Information only for the purposes of performing its obligations under this Agreement and for such other purposes as may be agreed upon between the parties in writing;

               vi. If a receiving party receives a request to disclose any Confidential Information by any third party or entity (whether pursuant to a valid and effective subpoena, an order issued by a court or other governmental authority of competent jurisdiction or otherwise), on advice of legal counsel that disclosure is required under applicable law, the receiving party agrees that, prior to disclosing any Confidential Information, it shall notify the disclosing party of the existence and terms of such request or advice and, if disclosure is required, use its best efforts to negotiate a protective order or other reliable assurance that confidential treatment will be afforded to such portion of the Confidential Information as is required to be disclosed;

               vii. That the obligations with respect to Confidential Information shall extend for a period of 2 years following the termination of this Agreement; and

               x. That nothing contained in this Section shall be construed as a license or permission to make, use, or sell the Confidential Information or products derived therefrom.

          b. The obligations contained in Section do not apply to Confidential Information that:

               i. Was in the receiving party's possession prior to receipt thereof from the disclosing party;

               ii. Was received by a party in good faith from a third party not subject to a confidentiality obligation related to the disclosing party;

               iii. Now is or later becomes publicly known through no breach of the confidentiality obligations of the receiving party;

               iv. Was developed by the receiving party without the developing persons having access to any of the Confidential Information received from the disclosing party; or

               v. Is authorized in writing by the disclosing party to be released or is designated in writing by the disclosing party as no longer being confidential or proprietary.

          c. It is agreed that a violation of any of the provisions of this Section will cause irreparable harm and injury to the disclosing party and that party shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to seek an injunction enjoining and restraining the receiving party from violating or threatening to violate the provisions of this Section.

                                  SECTION XIV
                                  EXCLUSIVITY

42. The provisions related to exclusivity, if any, are set forth in the applicable Task Order.

                                  SECTION XV
                     NON-SOLICITATION OF TELETECH EMPLOYEES

43. NON-SOLICITATION OF EMPLOYEES BY GTE. Except as otherwise provided herein, during the term of the applicable Task Order and for a period of 24 months after its termination for any reason, GTE will not solicit, for employment in any capacity, any person who is an employee of TeleTech during the term of the applicable Task Order.

     TeleTech shall indemnify and hold harmless GTE from and against any employee claims (including but not limited to damages, attorneys' fees and litigation costs) which may result from a TeleTech employee claiming that the restrictions contained in this paragraph violate the law; provided that, GTE shall give to TeleTech timely notice of the facts and circumstances of the occurrence of any such claim and TeleTech shall have the right to defend any such claim at TeleTech's expense. Notwithstanding the above, if GTE in its sole discretion so elects, GTE may also participate in the defense of any such claim by employing counsel at its expense, without waiving TeleTech's obligations to indemnify or defend.

44. NON-SOLICITATION OF EMPLOYEES BY TELETECH. Except as otherwise provided herein, for a period of 24 months after the termination of the applicable Task Order as a result of any applicable Center Buy-out or Facilities Management Contract Termination Option, TeleTech will not solicit, for employment in any capacity, any person who is transitioned from being an employee of TeleTech to being an employee of GTE as a result of any such Center Buy-out or Facilities Management Contract Termination Option.

     GTE shall indemnify and hold harmless TeleTech from and against any employee claims (including but not limited to damages, attorneys' fees and litigation costs) which may result from a GTE employee claiming that the restrictions contained in this paragraph violate the law; provided that, TeleTech shall give to GTE timely notice of the facts and circumstances of the occurrence of any such claim and GTE shall have the right to defend any such claim at GTE's expense. Notwithstanding the above, if TeleTech in its sole discretion so elects, TeleTech may also participate in the defense of any such claim by employing counsel at its expense, without waiving GTE's obligations to indemnify or defend.

45.  RESTRICTION ON TRANSFERRING EMPLOYEES TO OTHER TELETECH CALL CENTERS.

     During the term of the Task Order applicable to the GTE Customer Solution Center at issue, TeleTech will not have the right to transfer any Permanent Employee who has been dedicated on a full time basis to that GTE Customer Solution Center to any Non-GTE Call Center. For purposes of this Agreement, the term "Permanent Employee" will mean a TeleTech employee who has been permanently assigned by TeleTech at any GTE Customer Solution Center for less than 18 months. The restrictions contained in this paragraph will not apply to any of the following: a) transfers of any employees who are part of TeleTech corporate administration; b) subject to the reasonable approval of GTE, transfers made at the request of an employee; or c) employees that are assigned to a GTE Customer Solution Center on a temporary basis or related to a temporary project ("Permitted Transfers"). Permitted Transfers of Agents shall be considered part of Negative Attrition for the purposes of the Task Order applicable to the GTE Customer Solution Center at issue.

     GTE shall indemnify and hold harmless TeleTech from and against any employee claims (including but not limited to damages, attorneys' fees and litigation costs) which may result from a TeleTech employee claiming that the restrictions contained in this paragraph violate the law; provided that, TeleTech shall give to GTE timely notice of the facts and circumstances of the occurrence of any claim hereunder and GTE shall have the right to defend any such claim or action at GTE's expense. Notwithstanding the above, if TeleTech in its sole discretion so elects, TeleTech may also participate in the defense of any such claim by employing counsel at its expense, without waiving GTE's obligations to indemnify or defend.

46.  REMEDIES.   In the event that a party solicits and hires an employee in violation of the non-solicitation restrictions contained in paragraph 43 or 44 or TeleTech violates the provisions of paragraph 45 (the "violating party"), the non-violating party will incur damages, including, but not limited to, lost investment in training, lost opportunities and administrative costs, all of which are difficult to determine at this time. Therefore, the violating party agrees to pay to the non-violating party as liquidated damages an amount equal to 4 times the hired employee's most recent annualized gross salary and benefits at the employment with the non-violating party. The violating party acknowledges that the foregoing amount is a reasonable estimate of the non-violating party's damages and costs resulting from the violating party soliciting and hiring such employee and is not a penalty. Further, in the event of any such violation, then the non-violating party is likely to suffer irreparable injuries for which monetary damages may be insufficient. Therefore, in addition to any other remedies provided at law, equity, statute or this Agreement, the non-violating party will be entitled to seek injunctive relief, without the requirement for the posting of a bond.

47. EXCEPTIONS TO THE NON-SOLICITATION RESTRICTIONS CONTAINED IN THIS SECTION. The restrictions contained in the paragraphs contained this Section shall not apply to the following:

          a. To the extent that any such employee has ceased to be employed by a party for at least 6 months prior to being solicited.

          b. To the extent that an employee approaches a party for employment without being solicited.

          c. To the extent that any such employee is transferred from one TeleTech GTE Customer Solution Center to another TeleTech GTE Customer Solution Center.

          d. To the extent that the solicitation of an employee is authorized by the exercise of a Buy-out/Termination Option.

                                 SECTION XVI

                                 FORCE MAJEURE

48.  FORCE MAJEURE.   For purposes of this Agreement, the following provisions
     shall apply to any Force Majeure as defined below:

          a. A "Force Majeure" shall mean a cause beyond a party's reasonable control (and not involving any fault or negligence of the party affected), including, without limitation, acts of God, acts of war, revolution, riots, civil commotion, acts of a public enemy, embargo, acts of government in its sovereign capacity, strikes, lockouts, boycotts, fire, communication line or utility failures, power failures, earthquakes, floods or other natural disasters (a "Force Majeure").

          b. Changes in business circumstances or business objectives shall not constitute a "Force Majeure."

          c. Upon the occurrence of a Force Majeure, the affected party shall give prompt notice to the other party. Actual knowledge on the part of the party not subject to the Force Majeure shall obviate the need for giving any such written notice.

          d. The party affected by the occurrence of a Force Majeure shall be excused, on a day-to-day basis, during the continuance of the Force Majeure, from its obligations under the applicable Task Order only to the extent that its ability to perform such obligations is adversely affected by the Force Majeure. The other party shall also be excused from its obligations under the applicable Task Order to the extent that its ability to perform such obligations is affected by the affected party's inability to perform.

          e. In the event of the occurrence of any Force Majeure, the parties shall use their reasonable best efforts to avoid or remove the inability to perform obligations under the applicable Task Order.

          f. In the event that the Force Majeure continues for a period of more than 60 days and such effects of the Force Majeure cannot be reasonably removed, either party may terminate the applicable Task Order by giving written notice thereof to the other party.

                                SECTION XVII
                                 ARBITRATION

49. ALTERNATIVE DISPUTE RESOLUTION. Except for certain limited exceptions and even though this Agreement or any applicable Task Order has been terminated, the parties desire to resolve any disputes, controversies and claims related to this Agreement without litigation. Accordingly, except in the case of (I) injunctive relief or provisional remedies related to this Agreement, or (ii) a suit, action or proceeding to compel either party to comply with the dispute resolution procedures set forth herein, the parties agree to use the following alternative procedures as their sole remedy ("Arbitrable Dispute").

          a. In the event of an Arbitrable Dispute, the parties attempt to reach a negotiated resolution by engaging in an executive escalation process as follows:

               i. Either party may commence this executive escalation process by giving the other party written notice of its desire to do so.

               ii. Each party shall promptly designate uninvolved representatives who have binding authority to resolve the Arbitrable Dispute.

               iii. Such representatives shall meet and attempt to agree upon a resolution of the Arbitrable Dispute.

               iv. If the parties agree, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, shall be exempt from discovery and production, and shall not be admissible in the arbitration or any lawsuit related to this Agreement without consent of the parties. Documents identified in or provided related to these discussions and correspondence which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, may be admitted into evidence.

               v. Unless the representatives agree otherwise, if the parties have not agreed upon a resolution within 30 days after the date notice is given under subsection (a)(I) above, then the executive escalation process shall be deemed to be completed.

          b. If the Arbitrable Dispute is not resolved through the executive escalation process described above or the parties do not elect to invoke the executive escalation process, either party may notify the other party of its intention to submit an Arbitrable Dispute to arbitration, which notice shall include the name of an experienced arbitrator selected by such party. Within 10 days after the notice is served upon other party, that party may give notice to the first party either to allow the designated arbitrator to be the sole arbitrator or name a second experienced arbitrator. If a second experienced arbitrator is named, the 2 arbitrators shall designate a third experienced arbitrator. The arbitration shall be heard by the single arbitrator or the panel of 3 arbitrators, as the case may be (the "Arbitration Panel"). In the event the Arbitration Panel consists of 3 arbitrators the resolution of the dispute shall be determined by a majority vote of the Arbitration Panel. The Arbitrable Dispute shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect (the "Rules"). Each member of the Arbitration Panel must, for all Arbitrable Disputes regardless of the amount in controversy, meet the Panel Qualification Criteria for serving in AAA's Large, Complex Dispute Resolution Program.

Any judgment upon the award rendered by the Arbitration Panel may be entered by any court of competent jurisdiction necessary to enforce the award. The place of the arbitration shall be Wilmington, Delaware. The Arbitration Panel shall control the scheduling so as to process the matter expeditiously. If there is any conflict between either the Rules and the terms of this Section, then the terms of this Section shall control.

          c. Subject to subsection (h) hereof relating to tolling of time limitations, any claim by either party shall be time-barred unless the asserting party commences an escalation or arbitration proceeding with respect to such claim within the time limit for commencement of litigation specified by applicable law. In no event, however, shall such time limit be in excess of two years after the later of: a) the date the claim arises or b) the date upon which the asserting party knew or should have known about the existence of the claim.

          d. With respect to any arbitration proceeding, no discovery will be allowed, other than the production of documents, the responses to which must be received within 10 days after any written request and no later than 10 days prior to the arbitration hearing. All pretrial proceedings may be conducted by telephone conference.

          e. All decisions and awards by the Arbitration Panel shall be in writing and shall include findings of fact, conclusions of law and the reasoning on which the decisions and award rests. The Arbitration Panel shall not have the authority to award economic consequential damages or incidental or punitive damages. Notwithstanding anything provided in this Agreement, neither party shall in any way be prevented from or limited in recovering benefit of the bargain damages to the full extent provided by law, equity and/or statute. The Arbitration Panel shall have no power or authority to issue any determination except in accordance with this Section. The Arbitration Panel shall rule on the Arbitrable Dispute by issuing a written opinion within 30 days after the final arbitration hearing. The times specified in this Section may be extended upon mutual agreement of the parties or by the Arbitration Panel upon a showing of good cause.

          f. The determination by the Arbitration Panel shall be final, binding and conclusive unless it either clearly factually or legally erroneous.

          g. To the extent permitted by law, any determination or award made by the Arbitration Panel shall not be RES JUDICATA or have any binding effect in any unrelated litigation or arbitration in which any party to this Agreement may also be a party.

          h. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the escalation and/or arbitration procedures specified in this Section are pending.

          i. Unless otherwise determined by the Arbitration Panel, the parties shall equally share the fees and costs of the Arbitration Panel.

                                SECTION XVIII
                           MISCELLANEOUS PROVISIONS

50. JOINT DRAFTING. The parties agree that this Agreement has been jointly negotiated and drafted by the parties and that it will not be construed either for or against either party based upon who drafted any part of it.

51. APPLICABLE LAW, VENUE AND JURISDICTION. This Agreement will be governed by the laws of the State of Delaware, other than that state's choice of law rules. To the extent allowed by this Agreement and subject to the Arbitration provisions of paragraph 48, the parties agree that venue for any legal or equitable action for claims, debts or obligations arising out of, or to enforce the terms of this Agreement shall be proper in either Federal or State Court in Delaware, and the parties agree and submit to jurisdiction of such courts.

52.  WAIVERS.     Failure to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. In the event that any waiver shall be deemed to have occurred, such waiver shall not be construed as a waiver of any other matter.

53. ASSIGNMENT. Except for assignment to a "Related Entity," neither party may assign any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party. "Related Entity" as used in this paragraph means any corporation, partnership, limited liability company or other entity which TeleTech or GTE controls or by which TeleTech or GTE is controlled. For purposes of this paragraph, "control" shall mean an ownership interest in excess of 50%.

54. SURVIVAL. Any and all obligations under this Agreement which, by their very nature, should reasonably survive the termination or expiration of this Agreement, will so survive, including, without limitation, those arising from the confidentiality and non-solicitation provisions of this Agreement.

55. SEVERABILITY. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any provision is held to be invalid by any arbitrator or court having jurisdiction over disputes related to this Agreement, such provision will, if reasonable to do so, be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law or, if not reasonable to do so, be deemed to be excluded from the agreement. In any event, all other provisions of this Agreement will remain in full force and effect.

56. NOTICES. All notices required or permitted by this Agreement will be deemed delivered (i) 3 days after being sent by registered mail, postage pre-paid, return receipt requested, (ii) upon hand-delivery, or (iii) 1 day after being sent by overnight delivery with signed receipt, addressed as follows (or to such other address as a party may specify in writing):

               TeleTech Customer Care Management (Telecommunications), Inc. 1700 Lincoln Street, Suite 1400
               Denver, Colorado  80203
               Attention: General Counsel

               GTE Card Services Incorporated d/b/a GTE Solutions
               5221 North O'Conner Boulevard, East Tower
               6th Floor, HQL06C43
               Irving, Texas  75039
               Attention: Director of Contract Management

57. REQUIRED FILINGS AND PUBLICITY. Neither party will use publicly the other's name or refer to the other in any way in or with the media, including without limitation, in advertising, without the other party's prior written consent; provided, however, that either party may make such disclosures or filings required to comply with applicable laws, including filings with regulatory agencies, such as the United States Securities and Exchange Commission ("SEC"), or disclosures or filings required to comply with the rules of a national securities exchange or automated quotations systems such as the National Association of Securities Dealer's Automated Quotations (NASDAQ).

     Only for purposes of the filing a copy of this Agreement or any applicable Task Order with the SEC or any agency or body, TeleTech will provide GTE with a reasonable opportunity to identify portions of this Agreement or any applicable Task Order with respect to which GTE reasonably requests confidential treatment.
 For any such provision identified by GTE, TeleTech will cooperate in seeking confidential treatment from the SEC, agency or body. However, nothing contained herein, shall be construed to prevent TeleTech from disclosing information or filing a copy of this Agreement or any applicable Task Order if required by law.

58. ATTORNEYS' FEES AND COSTS. The prevailing party in any dispute arising under this Agreement (including but not limited to arbitration) will be entitled to recover from the non-prevailing party all reasonable attorneys fees and costs.

59. AMENDMENTS. This Agreement, including any exhibits, may not be modified except in a writing signed by a duly authorized representative of the party to be charged.

60. INTEGRATION. The exhibits constitute a part of this Agreement. This Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, discussions, proposals, representations or warranties, whether written or oral on this subject matter.

61. AUTHORITY. Each party hereto represents and warrants on its own behalf that the individual signing this Agreement on its behalf is fully authorized to sign on behalf of and bind it, and that it has the power and authority to enter into this Agreement.

62. HEADINGS. The headings used in this Agreement have been inserted for convenience and reference only and do not define or limit the provisions of this Agreement.

63. COUNTERPARTS. This Agreement may be signed in multiple counterparts, each of which will be considered an original, and all of which will be considered one and the same document. This Agreement may be executed by facsimile signature.

64.  CONFLICT WITH TASK ORDER.   In the event of any conflict between the
     language of this Agreement and the applicable Task Order which is incorporated into it or incorporates it, the language of the applicable Task Order will prevail.

65.  TOURS OF DEDICATED CALL CENTERS.   Without the permission of GTE,
     TeleTech will not give, to any existing or potential client of TeleTech (including but not limited to the employees and agents of any such existing or potential client), any tours of any Customer Solution Center which is dedicated to GTE.

Date: 5/1/97
     -----------------------------

TELETECH CUSTOMER CARE MANAGEMENT
(TELECOMMUNICATIONS) INC.

By:    /s/ Joseph D. Livingston
     -----------------------------
Name:  Joseph D. Livingston
     -----------------------------
Title: Sr. V.P. & C.O.O.
     -----------------------------
GTE CARD SERVICES INCORPORATED
d/b/a GTE SOLUTIONS

By:    /s/ Lewis O. Wilks
     -----------------------------
Name:  Lewis O. Wilks
     -----------------------------
Title: President
     -----------------------------

                                  EXHIBIT A
                            CENTER BUY-OUT OPTION
                          (TELETECH-OWNED FACILITY)

     The Center Buy-out Option means that GTE has the option to buy from TeleTech the Customer Solution Center described in the applicable Task Order and terminate the performance of TeleTech's Services under the applicable Task Order (collectively the "Center Buy-out"). The terms and conditions of the Center Buy-out are as follows:

     1. GTE COMPLIANCE WITH ITS OBLIGATIONS: GTE will not have the right to take any of the steps set forth in paragraphs 2 or 3 below at any time that an Event of Default by GTE has occurred and is continuing. The Closing of the Center Buy-out will also not occur in the event that an Event of Default by GTE has occurred and is continuing on the Center Buy-out Closing Date.

     2. STEPS TO COMPLETE CENTER BUY-OUT. To the extent applicable, the following are the steps necessary to complete a Center Buy-out under this Exhibit A:

          a.  DUE DILIGENCE NOTICE DATE.   The Due Diligence Notice Date is the
date upon which GTE delivers to TeleTech written notice of its intention to exercise the Center Buy-out Option subject to certain conditions. In the Due Diligence Notice, GTE shall specify whether it intends to complete and close the Center Buy-out on either the 3rd or 4th anniversary of the Operational Date set forth in the Task Order ("Scheduled Closing Date"). In no event shall the Due Diligence Notice Date be less than 180 days before the Scheduled Closing date.

          b. MEETING TO DETERMINE WHAT THIRD PARTY CONSENTS ARE REQUIRED. Within 10 days after the Due Diligence Notice Date, the parties shall meet to discuss and determine what third party consents are required to complete the Center Buy-out. At that meeting, TeleTech shall deliver to GTE copies of all material leases, and maintenance and service contracts which are to be included in the Purchased Assets as defined herein.

          c.   COMMENCEMENT AND COMPLETION OF DUE DILIGENCE.    For 60 days
after the Due Diligence Notice Date ("Due Diligence Period"), GTE will be permitted to conduct and complete whatever due diligence inquiries, inspections and other investigations regarding the Center Buy-out as are reasonably necessary. TeleTech will cooperate in providing GTE with access and information related to such reasonable due diligence inquiries, inspections and other investigations.

          d.   THIRD PARTY CONSENT DEADLINE DATE.   The Closing of the Center
Buy-out shall be contingent upon GTE obtaining any material third party consents necessary to complete the Center Buy-out, including, but not limited to, any material leases or material contracts which are not assignable ("Third Party Consents"). TeleTech agrees to reasonably cooperate with GTE to obtain such Third Party Consents. However, TeleTech shall not be required make any payments or give any consideration to any third party to obtain any Third Party Consents.

          The Third Party Consents will include but not be limited to the termination or expiration of any applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1974, as amended ("HSR Act Waiting Period Expiration").

          All such Third Party Consents shall be obtained no later than 120 days following the Due Diligence Notice Date. If all Third Party Consents have been obtained within such 120 day period except for the HSR Act Waiting Period Expiration, such 120 day period shall be extended for a reasonable period if requested by GTE. The termination of such 120 day period (as extended for the HSR Act Waiting Period Expiration) shall be referred to in this Exhibit A as the "Third Party Consent Deadline Date."

          Except for consents required by law (including, but not limited to, the HSR Act Waiting Period Expirations) and subject to GTE's indemnification obligations set forth herein, GTE shall have the right to waive any applicable Third Party Consents.

          e.   NOTICE OF EXERCISE OF CENTER BUY-OUT OPTION.    GTE shall not
deliver Notice of the Exercise of the Center Buy-out Option until such time as all applicable Third Party Consents have been obtained or waived. For a period of 15 days after the Third Party Consent Deadline Date, GTE will have the right to give written Notice of Exercise of the Center Buy-out Option. If GTE fails to give Notice of Exercise of the Center Buy-out Option within such period, the Center Buy-out Option shall expire and be null, void and of no
effect.   Subject to the satisfaction of the Closing Conditions (as defined herein), after giving Notice of Exercise of the Center Buy-out Option, GTE and TeleTech shall be obligated to complete and close the Center Buy-out.

          f. CENTER BUY-OUT CLOSING DATE. The Center Buy-out Closing Date shall be the later of the following two dates: I) the Scheduled Closing Date; or ii) 75 days after the Notice of Exercise of the Center Buy-out Option is delivered.

     3. REDELIVERY OF DUE DILIGENCE NOTICE. GTE shall not deliver more than one Due Diligence Notice during the term of any applicable Task Order; provided, however, that, if a prior Due Diligence Notice was delivered but the Center Buy-out was not consummated as a result of the failure to obtain a Third Party Consent, notwithstanding the delivery of such prior Due Diligence Notice, GTE shall not be prohibited from delivering one additional Due Diligence Notice if GTE has reasonable cause to believe that any such Third Consent is likely to be obtained.

     4. CLOSING DELIVERIES; ASSETS TO BE SOLD: At the Center Buy-out Closing Date, TeleTech will execute and deliver to GTE such bills of sale, assignments and other documents of conveyance, in form reasonably satisfactory to GTE, as are necessary to transfer and assign to GTE, as of the Center Buy-out Closing Date, all of TeleTech's right, title and interest in and to the following assets (collectively, the "Purchased Assets"):

          a. All tenant improvements, equipment and furnishings located at the Customer Solution Center owned by TeleTech and used by TeleTech in the operation of the Customer Solution Center;

          b. All leases of real property relating to the site of the Customer Solution Center;

          c. All leases of personal property located at the Customer Solution Center used by TeleTech in the operation of the Customer Solution Center;

          d. All service and maintenance contracts for the Customer Solution Center;

          e. All books and records (or copies thereof) reasonably necessary to the operation of the Customer Solution Center; and

          f. All other material assets and properties of any nature located at the Customer Solution Center used by TeleTech in the operation of the Customer Solution Center (except for the Excluded Items, as defined below).

     As used in this Exhibit B, "Excluded Items" mean (a) any software or other property of GTE used by TeleTech in the operation of the Customer Solution Center; (b) the Platform Technology (which will be licensed to GTE pursuant to the provisions of Section 12(c) of the Task Order); and -C- all TeleTech general administrative, accounting financial, billing, e-mail, payroll, inventory control, pension and benefits administration, corporate communications network, systems networked with outside corporate management and similar systems and software owned by TeleTech which are not part of the Platform Technology.

     At the Center Buy-out Closing, TeleTech also shall execute and deliver to GTE a certificate containing the following representations:

          a. The Purchased Assets are being conveyed to GTE free and clear of all liens and encumbrances;

          b. The physical property included in the Purchased Assets is in reasonable operating condition;

          c. The Purchased Assets (together with the Excluded Items) constitute substantially all assets used by TeleTech in the operation of the Customer Solution Center;

          d. Except as otherwise provided in this Exhibit A regarding waiver of Third Party Consents, TeleTech is not in default under any material lease or contract being assigned to GTE on the Center Buy-out Closing Date; and

          e. Except as otherwise provided in this Exhibit A regarding waiver of Third Party Consents, the transfer and assignment of the Purchased Assets to GTE at the Center Buy-out Closing does not conflict with or violate the provisions of TeleTech's charter or bylaws or any material agreement to which TeleTech is a party or by which any of the Purchased Assets are bound.

     5.   COVENANTS.  TeleTech covenants and agrees that:

          a. From and following the Notice of Exercise of the Center Buy-out Option and until the Center Buy-out Closing Date, TeleTech will operate the Customer Solution Center in the ordinary course of business and in a manner consistent with its prior practice;

          b. TeleTech shall not enter into or permit to exist any agreement prohibiting TeleTech conveying the Purchased Assets to GTE free and clear of all liens or creating any material lien or encumbrances on the Purchased Assets. This restriction shall not prohibit TeleTech from incurring purchase money liens which will be discharged by TeleTech at the Center Buy-out Closing or from entering into agreements which prevent the assignment of such agreements without the consent of the other contracting parties; and

          c. TeleTech shall not enter into or materially modify any real property lease relating to the Customer Service Center except on terms
reasonably satisfactory to GTE.   This covenant shall not apply to the dedicated
Customer Solutions Center for the Bundled Services project in Thornton,
Colorado.

     6. PURCHASE PRICE: The purchase price of the Center Buy-out (the "Purchase Price") will be the sum of the following:

          a.  The Net Book Value of  all Purchased Assets MULTIPLIED by *****,
PLUS;

      *CONFIDENTIAL TREATMENT REQUESTED -- MATERIAL OMITTED HAS BEEN FILED
            SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          b. The Average Monthly Billings (as defined herein) multiplied by ***** and the Number of Months in the Remaining Initial Term of the applicable Task Order (as defined herein). In other words, the formula is: Average Monthly Billings x ***** x Number of Months in the Remaining Initial Term. For purposes of this calculation, "Average Monthly Billings" will mean the average of all monthly billings from TeleTech (as reflected on the invoices, as finally resolved in the case of any amounts which were disputed) for the 12 months prior to the date that GTE delivers to TeleTech Notice of Exercise of the Center Buy-out Option. For purposes of this calculation, "the Number of Months in the Remaining Initial Term" shall mean the number of months or portion of a month between the Center Buy-out Closing Date and the end of the Initial Term of the applicable Task Order, excluding any Option periods set forth in the applicable Task Order.

     7.   PAYMENT OF PURCHASE PRICE:    GTE will pay the Purchase Price to
TeleTech, by wire transfer, on the Center Buy-out Closing Date. At such time, GTE shall also pay to TeleTech by wire transfer all other unpaid amounts owed to TeleTech under the applicable Task Order for periods prior to the Closing Date.

     8. CLOSING CONDITIONS. The conditions to the Center Buy-out Closing are as follows:

          a. TeleTech's obligation to consummate the Center Buy-out Closing is conditioned upon GTE's compliance in all material respects with its obligations set forth in this Exhibit A;

          b. GTE's obligation to consummate the Center Buy-out Closing is conditioned upon TeleTech's compliance in all material respects with its obligations set forth in this Exhibit A.

          c. The obligations of both parties to consummate the Center Buy-out Closing are conditioned upon the absence of any injunction or order of any court or governmental entity that would prohibit the consummation of the transactions contemplated by this Exhibit A.

     9. DELIVERY OF POSSESSION: On the Center Buy-out Closing Date, TeleTech will deliver to GTE possession of the Customer Solution Center.

     10. OFFER OF EMPLOYMENT TO EMPLOYEES OF TELETECH: Following delivery by GTE to TeleTech of the Notice of Exercise of the Center Buy-out Option and prior to the Center Buy-out Closing Date, GTE will have the right to solicit for employment and offer to hire (as of the Center Buy-out Closing Date and on terms as GTE may elect) any and/or all employees of TeleTech whose employment is dedicated to the Customer Solution Center and whose situs of employment is the Customer Solution Center. GTE

      *CONFIDENTIAL TREATMENT REQUESTED -- MATERIAL OMITTED HAS BEEN FILED
            SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

understands that TeleTech has no ability to compel any of such employees to become employees of GTE. However, TeleTech will assist and cooperate with GTE in its efforts to solicit for employment and hire such employees. TeleTech's obligations to assist and cooperate with GTE regarding the solicitation and hiring of Customer Solution Center employees will end on the Center Buy-out Closing Date.

     GTE shall not notify such employees of its intention to exercise or complete the Center Buy-out Option prior to giving the Notice of Exercise of the Center Buy-out Option.

     11.  ASSUMPTION OF LIABILITIES:   Except as provided in the immediately
following sentence, GTE will not, as a result of this Exhibit A, assume any liabilities or obligations of TeleTech of any nature, whether such liabilities or obligations arise with respect to the Purchased Assets, the Customer Solution Center or otherwise (including without limitation any liabilities or obligations of TeleTech relating to employees of TeleTech or employee benefit plans for the benefit of such employees). Notwithstanding the foregoing, upon the consummation of the Center Buy-out Closing, GTE will assume the contractual obligations of TeleTech under any leases or contracts assigned to GTE (but only to the extent such obligations arise from and following the Center Buy-out Closing Date).

     12.  INSURANCE:   Beginning with the Center Buy-out Closing Date, it will
be GTE's sole responsibility to maintain all necessary insurance related to the Customer Solution Center, and TeleTech will have no longer have any responsibility whatsoever to do so.

     13.  TERMINATION OF TELETECH'S OBLIGATIONS TO PERFORM SERVICES UNDER THE
TASK ORDER AS OF THE CLOSING DATE.   Subject to the provisions of paragraph 18
of this Exhibit A related to transition services by TeleTech, TeleTech's rights and obligations to perform future Services under the applicable Task Order shall
terminate on the Center Buy-out Closing Date.    All other past and future
rights and obligations of the parties under the Applicable Task Order and the Client Services Agreement which should reasonably survive the termination of such future Services shall continue to survive. Subject to the provisions of paragraph 18 of this Exhibit A related to transition services by TeleTech, after the Center Buy-out Closing Date, it will be GTE's sole obligation to staff, maintain, repair, manage and otherwise operate the Customer Solution Center.

     14. PRORATIONS: Personal property and real property taxes, utility fees and payment and obligations related to leases and contracts which are assigned to GTE and any similar items will be prorated as of the Center Buy-out Closing Date.

     15. SUBJECT TO GOVERNMENTAL RESTRICTIONS: The conveyance of all things purchased by or assigned to GTE related to the Center Buy-out will be subject to any restrictions provided by applicable federal, state, and local laws, ordinances, and regulations, including but not limited to zoning and land use laws.

     16. DELIVERY OF PERMITS AND CERTIFICATES: TeleTech will provide to GTE at the Center Buy-out Closing Date the permits and certificates related to all mechanical systems, facilities and other things related to the Customer Solution Center; however, it will be GTE's sole responsibility to renew such permits and certificates to the extent necessary.

     17. REPAIR AND MAINTENANCE OF FACILITIES AND EQUIPMENT AFTER CLOSING: It will be GTE's sole responsibility to repair and maintain the facilities and equipment after the Center Buy-out Closing Date.

     18. TRANSITION SERVICES BY TELETECH: In the event that GTE wishes for TeleTech to continue to provide services related to the Customer Solution Center after the Center Buy-out Closing Date, GTE and TeleTech will negotiate in good faith an agreement to do so.

     19. INDEMNIFICATION BY TELETECH: TeleTech shall defend, indemnify and hold harmless GTE and its affiliates, officers, agents and employees from all claims, suits, actions, demands, damages, liabilities, expenses (including but not limited to reasonable attorneys' fees and costs), judgments, settlements and penalties of every kind related to or arising out of (a) TeleTech's ownership of the Purchased Assets and TeleTech's operation of the Customer Solution Center prior to the Center Buy-out Closing Date (including but not limited to any actions or liabilities of TeleTech with respect to any of its employees or any employee benefit plans for the benefit of such employees other than WARN Act liabilities under paragraph 20(d)), (b) TeleTech's violation of any environmental law or regulation, or any liability under any environmental law or regulation arising with respect to the Purchased Assets or operation of the Purchased Assets prior to the Center Buy-out Closing Date, or -C- any breach by TeleTech of any of its representations set forth in this Exhibit A.

     Nothing contained in this paragraph is intended to supersede or modify TeleTech's obligations under any indemnification provision contained in the applicable Task Order or the Client Services Agreement.

     20. INDEMNIFICATION BY GTE: GTE shall defend, indemnify and hold harmless TeleTech and its affiliates, officers, agents and employees from all claims, suits, actions, demands, damages, liabilities, expenses (including but not limited to reasonable attorneys' fees and costs), judgments, settlements and penalties of every kind related to or arising out of (a) GTE's ownership of the Purchased Assets and operation of the Customer Solution Center following the Center Buy-out Closing Date; (b) the failure to obtain any Third Party Consent if GTE waived the requirement for such consent; -C- GTE's violation of any environmental law or regulation, or any liability under any environmental law or regulation arising with respect to the Purchased Assets or operation of the Purchased Assets after the Center Buy-out Closing Date, and
(d) any liability under the WARN Act, if any, caused by the transition and/or termination of employees resulting from the completion and closing of the Center Buy-out Option.

     Nothing contained in this paragraph is intended to supersede or modify GTE's obligations under any indemnification provision contained in the applicable Task Order or the Client Services Agreement.

     21. REASONABLE ACCESS TO THE CUSTOMER SOLUTION CENTER BEFORE CLOSING. Subject to the restrictions set forth in paragraph 10 of this Exhibit A regarding contacting employees of the Customer Solution Center before the giving of the Notice of Exercise of the Center Buy-out Option, TeleTech shall provide GTE with such access to the Customer Solution Center and personnel as is reasonably necessary to accomplish the completion and closing of the Center Buy-out Option and orderly transfer of the Customer Solution Center and its operation to GTE at the Center Buy-out Closing Date.